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EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HEALTHETECH, INC.

(Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware)

        James R. Mault and Kamal Hamid certify that they are the Chief Executive Officer and Secretary of HealtheTech, Inc., a Delaware corporation (the "Corporation"), respectively, which was incorporated on February 23, 1998, as Mault Calorimetry, Inc. and was formerly Calorie Management Systems, Inc., and further certifies the following:

        1.    The Certificate of Incorporation of the Corporation is amended and restated to read in full as follows:

I

        The name of the Corporation is HealtheTech, Inc.

II

        The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, Dover, Delaware 19901, County of Kent. The name of the registered agent of the Corporation at such address is Incorporating Services, Ltd.

III

        The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV

        A.    This Corporation is authorized to issue two classes of shares, designated "Preferred Stock" and "Common Stock." The total number of shares that this corporation shall have the authority to issue is 108,200,000 with a par value of $0.001 per share. The number of shares of Common Stock authorized to be issued is 100,000,000. The number of shares of Preferred Stock authorized to be issued is 8,200,000. The Preferred Stock shall be issued in three series, of which the first series shall be designated "Series A Preferred Stock" and shall consist of 900,000 shares, the second series shall be designated "Series B Preferred Stock" and shall consist of 600,000 shares and the third series shall be designated "Series C Preferred Stock" and shall consist of 6,700,000 shares.

        Immediately upon the filing of this Amended and Restated Certificate of Incorporation (the "Filing Date"), each 3 outstanding shares of the Corporation's Common Stock and each 3 outstanding shares of Preferred Stock will be split, automatically and without further action, into 4 shares of Common Stock and into 4 shares of the same series of Preferred Stock, respectively. In lieu of issuing any fractional shares to which the holders of Common Stock would otherwise be entitled as a result of the stock split, this corporation shall pay cash equal to such fraction multiplied by the fair value of one share of Common Stock on a certificate-by-certificate basis.

        B.    A statement of the rights, preferences, privileges and restrictions granted to or imposed on the Preferred Stock and the holders thereof is as follows:

        Section 1.    Dividends.

          (a)    Dividend Rights.    The holders of the Preferred Stock shall be entitled to receive dividends, prior to the payment of any dividends on the Common Stock, at the rate of $0.1125 per annum per share of Series A Preferred Stock, $0.45 per annum per share of Series B Preferred Stock and $0.45 per annum per share of Series C Preferred Stock (each as calculated after taking into account the stock split provided for in Article IV hereof and as thereafter appropriately adjusted for all stock splits, stock dividends, combinations, recapitalizations, and the like) then held by them out of any funds legally available therefor, when and as declared by the Board of Directors. The right to such dividends on the Preferred Stock shall not be cumulative, and no right shall accrue to the holders thereof unless declared by the Board of Directors. Without limiting the foregoing, provided the priority dividend set forth in the first sentence of this paragraph (a) has been paid in full, a dividend may be declared and paid in respect of the Common Stock if the holders of the Preferred Stock shall receive a proportionate share of any such dividend as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which such shares of Preferred Stock are then convertible.

        Section 2.    Liquidation Preference.

          (a)  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

            (i)    The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to (each as calculated after taking into account the stock split provided for in Article IV hereof and as thereafter appropriately adjusted for all stock splits, stock dividends, combinations, recapitalizations, and the like) $1.875 for the Series A Preferred Stock, $7.50 for the Series B Preferred Stock and $7.50 for the Series C Preferred Stock plus an amount equal to all declared or accrued and unpaid dividends with respect to such share of Preferred Stock (the "Liquidation Preference"). If the assets and funds legally available for distribution among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then such assets and funds shall be distributed ratably among the holders of Preferred Stock in proportion to the total preferential amount which each such holder is entitled to receive pursuant to this Section 2(a)(i).

            (ii)  Any assets remaining after the distributions pursuant to Section 2(a)(i) shall be distributed on a pro rata basis to the holders of Common Stock and Preferred Stock based on the number of shares (assuming conversion of each holder's shares of Preferred Stock into the number of shares of Common Stock into which such holder's Preferred Stock is then convertible, as adjusted from time to time pursuant to Section 4 hereof) then held by each holder of Common Stock and Preferred Stock. After each share of Preferred Stock shall have received an aggregate amount (pursuant to one or more subsections of this Section 2) equal to two times the applicable Liquidation Preference, all remaining assets shall be distributed with equal priority and pro rata among the holders of Common Stock.

          (b)  If the Corporation should sell all or substantially all of its assets, or should consolidate or merge with or into any other corporation or corporations (other than wholly-owned subsidiaries of the Corporation), or should engage in a transaction or series of related transactions, in which more than 50% of the voting power of the Corporation is disposed, then such sale, merger or other transaction shall be treated as a liquidation subject to this Section 2.

            (i)    In any of such events, if the consideration received by the Corporation is other than cash or indebtedness, its value will be deemed to be its fair market value. In the case of securities, fair market value shall be determined as follows:

              (A)  Securities not subject to investment letter or other similar restrictions on free marketability:

                (I)  If traded on a major national securities exchange, or the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange or Nasdaq National Market System over the 30-day period ending three (3) days prior to the closing;

                (II)  If actively traded over-the-counter (but not on the National Market System), the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                (III) If there is no active public market, the value shall be the fair market value thereof, as determined by the vote of two-thirds of the Board of Directors and the approval of holders of at least 66 2/3% of the Preferred Stock, and such determination shall be binding upon the holders of the Preferred Stock; and

                (IV) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (A) (I), (II) or (III) to reflect the approximate fair market value thereof, as determined by the vote of two-thirds the Board of Directors and the approval of holders of at least 66 2/3% of the Preferred Stock, and such determination shall be binding upon the shareholders.

          (c)  The liquidation preference of holders of Preferred Stock provided herein shall not be deemed to be impaired by distributions made by the Corporation in connection with the repurchase of shares of Common Stock, including the Reserved Shares, as hereinafter defined, at the lower of fair market value or the original issue price from former employees or consultants upon termination of their employment or services pursuant to stock restriction agreements between the Corporation and such persons approved by the Corporation's Board of Directors, and such holders shall be deemed to have consented to such repurchases.

        Section 3.    Voting Rights.

          (a)    General.    Except with respect to the election of directors of the Corporation as set forth below or otherwise provided herein and except as required by law, the holder of each share of Common Stock issued and outstanding shall have one vote and each holder of Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such holder's shares of Preferred Stock are then convertible, as adjusted from time to time pursuant to Section 4 hereof, at the record date for determination of the shareholders entitled to vote on such matters or, if no record date is established, at the date such vote is taken or any written consent of shareholders is first solicited. The holders of Preferred Stock shall be entitled to receive notice, together with the holders of Common Stock, of all shareholder meetings even if only the holders of Common Stock are entitled to vote on the issues addressed at such meeting.

          (b)  Without the consent of the holders of at least a majority of the shares of Preferred Stock then outstanding (voting together as a single class with such other series of Preferred Stock which may, from time to time, be issued by the Corporation with such voting rights), given in writing or by vote at a meeting of stockholders called for such purpose, the Corporation will not (A) increase the authorized number of shares of Preferred Stock authorized hereby, (B) create any other class or series of shares having preference or priority as to dividends liquidations, redemptions or distributions of assets superior to, or ranking on a parity with, any series of the Preferred Stock, (C) alter or change the rights, preferences or privileges of any series of Preferred Stock materially or adversely, (D) merge with or into any other entity, or (E) sell all or substantially all of the assets of the Corporation.

          (c)  As long as at least 133,333 (as calculated after taking into account the stock split provided for in Article IV hereof and as thereafter adjusted for any stock splits, stock dividends, recapitalizations or the like) shares of Series C Preferred Stock remain outstanding, without the consent of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding (voting together as a single class), given in writing or by vote at a meeting of stockholders called for such purpose, the Corporation will not alter or change the rights, preferences or privileges of the Series C Preferred Stock in a material or adverse manner which adversely affects the Series C Preferred Stock in a different manner than other series of Preferred Stock.

          (d)  So long as 133,333 (as calculated after taking into account the stock split provided for in Article IV hereof and as thereafter adjusted for any stock splits, stock dividends, recapitalizations or the like) or more shares of Series A Preferred and Series B Preferred are issued and outstanding, the holders of the Series A Preferred and Series B Preferred shall together have, in accordance with the laws of the State of Delaware, the right to elect as a member of the Board of Directors of the Corporation one (1) individual designated by the holders of a majority in interest of the outstanding Series A Preferred and Series B Preferred; the holders of the Series A Preferred and Series B Preferred shall have the right to fill any vacancy in such position and any such director may be removed, either with or without case, by and only by, the affirmative vote of the holders of the Series A Preferred and Series B Preferred. The provisions of this Section 3(d) shall be of no effect upon and after the closing of a Qualified IPO (as defined below).

          (e)  So long as 133,333 (as calculated after taking into account the stock split provided for in Article IV hereof and as thereafter adjusted for any stock splits, stock dividends, recapitalizations or the like) or more shares of Series C Preferred are issued and outstanding, the holders of the Series C Preferred shall have, in accordance with the laws of the State of Delaware, the right to elect as members of the Board of Directors of the Corporation two individuals designated by the holders of a majority in interest of the outstanding Series C Preferred; the holders of the Series C Preferred shall have the right to fill any vacancy in such position and any such director may be removed, either with or without case, by and only by, the affirmative vote of the holders of the Series C Preferred. The provisions of this Section 3(e) shall be of no effect upon and after the closing of a Qualified IPO.

          (f)    With respect to the election of any members of the Board of Directors of the Corporation otherwise than as provided in paragraph (d) and (e) of this Section 3, the holders of the Preferred Stock shall vote with the holders of Common Stock as provided in paragraph (a) of this Section 3 (and to fill any vacancies in the membership of the Board of Directors arising when the position of any director so elected by the holders of the Common Stock and the Preferred Stock becomes vacant).

          (g)  Except as otherwise required by law or provided by the Certificate of Incorporation, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of stockholders; provided that for action upon any matter as to which holders of shares are entitled to vote as a class or series, a majority of the shares of such class or series, represented in person or by proxy, will constitute a quorum.

        Section 4.    Conversion.    The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)    Right to Convert.

            (i)    Optional Conversion.    Each share of Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Series A Preferred Stock, by dividing $1.875 by the Series A Conversion Price at the time in effect, in the case of the Series B Preferred Stock, by dividing $7.50 by the Series B Conversion Price then in effect and in the case of the Series C Preferred Stock, by dividing $7.50 by the Series C Conversion Price then in effect. As of the effective date of this Amended and Restated Certificate of Incorporation, the initial Series A Conversion Price shall be $1.875, the initial Series B Conversion Price shall be $7.50 and the initial Series C Conversion Price shall be $7.50 (each a "Conversion Price" and collectively the "Conversion Prices"). Such initial Conversion Prices shall be subject to adjustment as set forth below.

            (ii)    Automatic Conversion.    Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Price for such series of Preferred Stock in the event

              (1)  of the affirmative vote of the holders of at least 60% of the holders of the series of Preferred Stock to be converted which are then outstanding (in which case conversion shall occur on the date specified),

              (2)  with respect to any particular series, that less than 133,333 shares of any series of Preferred Stock (as adjusted to reflect subdivisions and combinations of shares of Preferred Stock and stock dividends) remain outstanding, or

              (3)  of the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an aggregate offering price of not less than $20,000,000 and a minimum price per share (prior to underwriter commissions and expenses) of not less than $10 per share (as appropriately adjusted for all stock splits, stock dividends, combinations, recapitalizations, and the like) (a "Qualified IPO"). In the event of such a public offering, the person(s) entitled to receive the Common Stock issuable upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of Common Stock, at which time the Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or its transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the automatic conversion of the Preferred Stock, the holders of the Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

            (iii)  Upon conversion of the Preferred Stock, the Common Stock so issued shall be duly and validly issued, fully paid and nonassessable shares of the Corporation.

          (b)    Mechanics of Conversion.    No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective conversion price for a particular series of Preferred Stock (a "Conversion Price"). Except as provided in Section 4(a)(ii), before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and unless it is an automatic conversion, shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash payable in lieu of fractional shares of Common Stock (after aggregating all shares of Common Stock issuable to such holder of Preferred Stock upon conversion of the number of shares of Preferred Stock at the time being converted) plus any declared by unpaid dividends on the Preferred Stock being converted. In addition, if less than all of the shares represented by such certificates are surrendered for conversion pursuant to Section 4(a)(i), the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Preferred Stock not so converted. Except as provided in Section 4(a)(ii), such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of such Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. In addition, any conversion may be conditional upon the happening of a specific event, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the happening of such event.

          (c)    Adjustment to Conversion Price for Diluting Issues.

            (i)    Special Definitions.    For purposes of this Section 4(c), the following definitions shall apply:

              (1)  "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

              (2)  "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities, except for those issued to officers or employees of, or consultants to, the Corporation as provided in Section 4(c)(i)(6)(B).

              (3)  "Series C Original Issue Date" shall mean the date on which the first share of Series C Preferred Stock is issued.

              (4)  "Dilutive Financing" means any issuance or deemed issuance of Additional Shares of Common Stock after the Series C Original Issue Date for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such sale.

              (5)  "New Securities" means shares of Common Stock, Preferred Stock or any other class of capital stock of the Company, whether or not now authorized, securities of any type that are convertible into shares of such capital stock, and options, warrants or rights to acquire shares of such capital stock. Notwithstanding the foregoing, the term "New Securities" will not include: (A) securities issued in connection with bona fide equipment lease or working capital debt financings with lending institutions approved by the Board of Directors; (B) securities offered to the public pursuant to a registration statement filed under the Securities Act; (C) securities issued to the sellers of a corporation pursuant to the acquisition of such corporation by the Corporation by merger, purchase of substantially all of the assets, or other reorganization whereby the Corporation owns not less than fifty-one percent (51%) of the voting power of such corporation; (D) securities issued upon exercise or conversion of options, warrants and other convertible securities outstanding on the date of filing of this Restated Certificate of Incorporation approved by the Board of Directors; (E) securities issued to strategic partners in connection with licensing, joint venture or other similar types of transactions; (F) shares of Series C Preferred Stock authorized but not issued as of the Series C Original Issue Date; and (G) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend or recapitalization by the Corporation in which all classes and series of capital stock are adjusted equally.

              (6)  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii), deemed to be issued) by the Corporation after the Series C Original Issue Date including New Securities, other than shares of Common Stock issued or issuable:

                (A)  upon conversion of shares of Preferred Stock;

                (B)  to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock purchase agreement or a stock grant, stock option plan, stock purchase plan or other stock incentive agreement (collectively, the "Plans"); provided that such issuance or grant has been approved by the Board of Directors of the Corporation, (collectively, the "Reserved Shares");

                (C)  as securities excluded from the definition of New Securities in Section 4(c)(i)(5);

                (D)  following a vote of the holders of 60% of the Preferred Stock voting on the basis of the number of shares of Common Stock into which each holder's shares of Preferred Stock are then convertible, as adjusted from time to time pursuant to Section 4 hereof, that designated shares of Common Stock issued or deemed to be issued shall not constitute Additional Shares of Common Stock; and

                (E)  in connection with any transaction for which adjustment is made pursuant to Section 4(d) hereof.

            (ii)    No Adjustment of Conversion Price.    No adjustment in the Conversion Price of a share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issuance, for such share of Preferred Stock.

            (iii)    Deemed Issue of Additional Shares of Common Stock.

              (1)  Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(c)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and, provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                (A)  no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                (B)  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease, insofar as it affects such Conversion Price, but no further change in the Conversion Price shall be made upon the exercise, conversion or exchange of such Options or Convertible Securities, and no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock;

                (C)  if any such Options or Convertible Securities shall expire or be canceled without having been exercised or converted, the Conversion Price as adjusted upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) shall be readjusted as if

                  (I)  in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock so issued were shares of Common Stock, if any, actually issued or sold on the exercise of such Options or the conversion or exchange of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities; and

                  (II)  in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                (D)  no readjustment pursuant to clauses (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date (immediately prior to the adjustment), or (ii) the Conversion Price that would have resulted from any actual issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

            (iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.    Subject to Section 4(c)(ii), the Conversion Price of the Preferred Stock shall be subject to adjustment under this Section 4(c)(iv) as follows:

              (1)  In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant Section 4(c)(iii)), without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to the price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, however, that, for the purposes of this Section 4(c)(iv), all shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock shall be deemed to be outstanding; and, further provided, that for the purposes of the above calculation, the number of shares outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock, and all convertible securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock if so convertible).

            (v)    Determination of Consideration.    For purposes of this Section 4(c), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed, after deducting all commissions, expenses and fees, as follows:

              (1)  Cash and Property. Such consideration shall:

                (A)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                (B)  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                (C)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, by the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

              (2)  Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing:

                (A)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                (B)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (d)    Adjustments for Stock Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

            (i)    Stock Dividends, Distributions or Subdivisions.    In the event the Corporation shall issue shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased.

            (ii)    Combinations or Consolidations.    In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

            (iii)    Adjustments for Other Distributions.    In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in Section 4(c) or (d) or as otherwise provided in Section 2, then, and in each such event, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under Section 4(c) or (d) with respect to the rights of the holders of the Preferred Stock.

            (iv)    Adjustments for Reclassification, Exchange, and Substitution.    If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of their Preferred Stock immediately before that change.

          (e)    No Impairment.    The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any other terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (f)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation will take such corporate actions as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (g)    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

          (h)    Notices of Record Date.    In the event that the Corporation shall propose at any time:

              (i)    to declare any dividend or distribution upon the Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, other than distributions to shareholders in connection with the repurchase of Reserved Shares of former employees or consultants, to which the holders of Preferred Stock have consented in Section 2(c) hereof; or

              (ii)  to offer for subscription to the holders of any class or series of its capital stock any additional shares of stock of any class or series or any other rights; or

              (iii)  to effect any reclassification or recapitalization; or

              (iv)  to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, or to effect any other transaction subject to the provisions of Section 3 of this Restated Certificate of Incorporation;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

                (1)  at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining the rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                (2)  in the case of the matters referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date of a shareholders meeting at which a vote on such matters shall take place or the effective date of any written consent (and specifying the material terms and conditions of the proposed transaction or event and the date on which the holders of Preferred Stock and Common Stock shall be entitled to exchange their Preferred Stock and Common Stock for securities or other property deliverable upon the occurrence of such event and the amount of securities or other property deliverable upon such event).

            Each such written notice shall be given personally or by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

        Section 5.    No Reissuance of Preferred Stock.    No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

V

        A.    Limitation of Directors' Liability.    To the fullest extent permitted by the Delaware Corporation law as the same exists or as may hereafter be amended, a director of the Corporation. Shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        B.    Indemnification of Corporate Agents.    The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding,

whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or and predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation.

        C.    Repeal or Modification.    Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Corporation's Restated Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        2.    The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors.

        3.    The foregoing Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said Corporation in accordance with Section 228 of the Delaware General Corporation Law.

        I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing certificate are true and correct of my own knowledge.

        IN WITNESS WHEREOF, the undersigned have executed this certificate in Golden, Colorado this    th day of            , 2002.

HEALTHETECH, INC.
		By:	James R. Mault Chief Executive Officer
Attest:	Kamal Hamid Secretary

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  EXHIBIT 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HEALTHETECH, INC.